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                                                                     Exhibit 5.1


                                   May 1, 2002

Mentor Graphics Corporation
8005 SW Boeckman Road
Wilsonville, Oregon  97070-7777

Ladies and Gentlemen:

        I have acted as counsel for Mentor Graphics Corporation, an Oregon corporation (the "Company"), in connection with the filing of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, covering the issuance by the Company of 1,190,848 shares of Common Stock, no par value (the "Shares"), of the Company. Pursuant to the Agreement and Plan of Merger and Reorganization dated as of March 12, 2002, by and among the Company, Fresno Corporation("Fresno"), a Delaware corporation and wholly-owned subsidiary of the Company, and IKOS Systems, Inc., a Delaware corporation ("IKOS"), the Company assumed all outstanding options to purchase common stock of IKOS (the "Options") under the Virtual Machine Works, Inc. 1994 Incentive Stock Option Plan, the IKOS Systems, Inc. 1995 Stock Option Plan, the IKOS Systems, Inc. 1995 Outside Directors Stock Option Plan, and the IKOS Systems, Inc. 2000 Nonstatutory Stock Option Plan (collectively, the "Plans"), and, upon the consummation of the merger of Fresno into IKOS by filing a certificate of merger with the Secretary of State of Delaware on April 17, 2002, the Options became exercisable to purchase Shares. I have reviewed the corporate actions of the Company in connection with this matter and have examined those documents, corporate records, and other instruments I deemed necessary for the purposes of this opinion.

        Based on the foregoing, it is my opinion that:

        1. The Company is a corporation duly organized and validly existing under the laws of the State of Oregon.

        2. The issuance of the Shares has been duly authorized and, when issued and sold in accordance with the terms of the Plans, will be legally issued, fully paid and nonassessable.

        I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                                            Very truly yours,

                                            /s/ Dean M. Freed

                                            Dean M. Freed
                                            Vice President and General Counsel